Independent Auditors' Consent



To the Shareholders and Directors of the Smith Barney/Travelers Series Fund Inc.:

We consent to the use of our reports dated December 12, 1995 with respect to the Portfolios listed below of the Smith Barney/Travelers Series Fund Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.


Portfolios

Smith Barney Income and Growth Portfolio

Alliance Growth Portfolio

American Capital Enterprise Portfolio

Smith Barney International Equity Portfolio

Smith Barney Pacific Basin Portfolio

TBC Managed Income Portfolio

Putnam Diversified Income Portfolio

G.T. Global Strategic Income Portfolio

Smith Barney High Income Portfolio

MFS Total Return Portfolio

Smith Barney Money Market Portfolio





	KPMG PEAT MARWICK LLP


New York, New York
February 27, 1995